Exhibit 10.23

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(“Agreement”)

dated	4 September 2024

between	Zenas BioPharma GmbH

c/o DO Fiduciary Services AG Suurstoffi 22
6343 Rotkreuz Switzerland

(“Employer”)

and	Orlando Oliveira
[***]

(“Employee”)

(the Employer and the Employee together the “Parties”, each a “Party”)

(the Employer and its direct and indirect affiliates (i.e. any entity which, directly or indirectly, controls, or is controlled by, or is un-der common control with such entity) from time to time the “Group”, each a “Group Company”)

1	Commencement Date

Employment commenced on 1 July 2024.

There is no probation period.

2	Function and Duties

The Employee is employed as Chief Commercial Officer. His duties and responsibilities are governed by the organizational regulations of Zenas BioPharma GmbH which apply to the entire Group, including Zenas BioPharma, Inc., as well as the directives of Zenas BioPharma, Inc.’s Board of Directors.

The Employee reports to the Employer’s President and Chief Operating Officer.

The Employee shall perform his tasks with due care and preserve the best interests of the Employer and the Group. The Employee shall use his entire work effort and working time for the benefit of the Employer and the Group. Every paid or unpaid outside activity requires the Employer’s prior written approval.

The Employee is expected to relocate to the greater Boston, MA, USA area and transfer his employment to the parent company of the Employer, Zenas BioPharma, Inc. or another Group Company by 31 December 2025.

3	Working Time and Vacation

The ordinary weekly working time is 40 hours (100% employment). Due to the Employee’s position, the performance of additional hours (overtime /excess time) is expected. Compensation for such additional hours is included in the Employee’s fixed salary.

The Employee is entitled to 25 vacation days per calendar year. The vacation days granted last will be taken first. Furthermore, the official public holidays of the Canton of Zug apply.

4	Place of Work

The Employee’s ordinary place of work is his home address. However, the Employee may be required to undertake substantial travel as well as to work from different locations in Switzerland and abroad for longer periods of time to which the Employee herewith explicitly agrees. Therefore, the Employer reserves the right to change the place where the work will be performed after consultation with the Employee.

The Employee is responsible for providing an ergonomic office space (incl. desk and chair) in his home office. For the performance of the Employee’s duties, the Company will provide a computer.

As long as the Company does not have any business premises in Switzerland and does not provide the Employee with a workplace, any approved expenses of the Employee in connection with the use of his home office, which were approved by the Company, shall be reimbursed through the Company’s expense reimbursement process.

5	Remuneration

5.1	Fixed Salary

The Employee shall receive a fixed salary of USD 475,000.00 (CHF 432,772) gross per year, payable in twelve monthly instalments, less all applicable deductions (sec. 7). Remuneration will be paid in the currency where Employee resides.

5.2	Target Bonus

The Employee shall be eligible for a target bonus of 40% of the fixed salary, subject to the achievement of individual and company performance goals. The performance goals and the bonus payout scheme shall be determined by the Employer in its sole discretion and communicated to the Employee at the beginning of each fiscal year. The target bonus is not guaranteed and may be reduced or withheld by the Employer if the performance goals are not met or if the Employer deems it appropriate. Employee’s 2024 bonus will not be pro-rated for time served in 2024. The target bonus, if any, shall be paid annually after the end of the fiscal year, typically in March.

5.3	Sign On Bonus

As an incentive for joining the Employer, the Employee shall receive a sign on bonus of a gross amount of USD 225,000.00. The sign on bonus shall be paid in three tranches: the first tranche of USD 100,000.00 (CHF 91,110) was paid upon commencement of employment, the second tranche of USD 75,000.00 (CHF 68,332) shall be paid after 12 months of employment, and the third tranche of USD 50,000.00 shall be paid upon relocation of the Employee to greater Boston, MA. The sign on bonus is subject to the Employee’s continuous employment with the Employer. The first tranche of USD 100,000 (CHF 91,110) shall be fully repayable if the Employee resigns or is terminated for cause within the first year of employment. The second tranche of USD 75,000 (CHF 68,332) shall be fully repayable if the Employee resigns or is terminated for cause within the second year of employment. The third tranche of USD 50,000 shall be fully repayable if the Employee resigns or is terminated for cause within one year of relocation to the greater Boston area.

5.4	Equity Grant

The Employee shall be granted an equity award of nonqualified stock options at the time of the Initial Public Offering, such that you hold one percent (1%) ownership of the common shares of Zenas BioPharma, Inc., as of the consummation of the Initial Public Offering, subject to approval by the Board of Directors of Zenas BioPharma, Inc. and the terms and conditions of the Equity Incentive Plan and the Option Agreement. The exact amount is to be calculated by the Employer in its sole discretion. The Options shall vest over four years, with 25% of the Options vesting on the first anniversary of the vesting commencement date and the remaining Options vesting in equal monthly installments over the following 36 months, subject to the Employee’s continuous employment with the Employer or any Group Company.

5.5	Health Insurance

The Employee is entitled to receive a monthly contribution of CHF 1,750 from the Employer for health insurance coverage. The Employee may choose any health insurance provider that meets the legal requirements in Switzerland. The Employee must provide proof of health insurance enrollment and payment to the Employer upon request.

5.6	Car Allowance

The Employee will receive a monthly car allowance of USD 800 (CHF 729) while working in Switzerland and for the first 12 months of employment in the United States. The Employee is responsible for arranging his own insurance, registration, and taxes for the car.

5.7	Tax Support

The Employer will cover the expenses of tax services for the Employee’s 2025 income tax return, up to a maximum amount of USD 3,000. The Employee must provide receipts and invoices from a qualified tax service provider to claim reimbursement

6	Expenses

6.1	General Expenses

The Employer shall reimburse the Employee for reasonable and necessary expenses incurred in accordance with Group policies, in the due fulfillment of the Employee’s duties, as evidenced by respective receipts. Reimbursements are paid monthly.

6.2	Specific Expenses

With regard to the transfer to the USA as described in Section 2, the Employee is specifically to be compensated for the following expenses:

•	Moving expenses for personal items;

•	Plane tickets (business class) and lodging for the Employee and his family for the purpose of finding a place to live in;

•	Plane tickets (business class) for the Employee and his family for two trips back to Switzerland for the first year following the Employee’s relocation; and a

•	100% subsidy for the first 3 months of the Employee’s housing costs (i.e. rent) following the Employee’s relocation and 50% subsidy for the following 12 months (15 months in total).

7	Deductions and Contributions

7.1	In General

All payments and benefits in kind rendered under this Agreement shall be understood as gross amounts, from which the employee contributions to domestic and foreign social security institutions, pension schemes and insurances, as prescribed by law, regulations or agreements (for instance daily benefits insurances, if applicable), will be deducted before payout. Moreover, domestic and foreign withholding taxes to be borne by the Employee will be deducted, if applicable.

7.2	Pension Fund

With regard to pension funds (BVG), the pension fund regulations applicable to the Employer apply in their respective version as amended from time to time.

The Employee will be enrolled in the Employer’s pension plan, which covers the Employee’s base salary and bonus at target. The pension plan will be financed at 60% by the Employer and 40% by the Employee. The Employer contribution rate for the pension plan shall be 12% of the covered salary and the Employee contribution rate for the pension plan shall be 8% of the covered salary. The benefits are determined by the rules and regulations of the according pension plan, which will be provided to the Employee upon enrollment.

7.3	Accident Insurance

The premiums for occupational accident insurance and those for non-occupational accident insurance are borne by the Employer.

8	Sickness and Accidents

If the Employee is by no fault of his own prevented from performing his work, for reasons such as sickness, accident or military service, the Employer will continue to pay him salary, depending on the number of years of services, for a limited period of time according to the statutory provisions.

If the Employee is ill or unable to perform work for any other reason, he shall be obliged to inform the Employer thereof before 9:00 a.m. on the first day of absence.

If the Employee is unable to work due to illness or an accident, which exceeds three working days, a medical certificate from the Employee’s doctor must be provided to the Employer. The Employer has the right to request a medical certificate already at an earlier date and has the right to have the Employee examined by a doctor of its choice.

9	Intellectual Property Rights

All patents, copyrights, computer-programs, inventions, designs, creations, data, findings, works, methods, documents and the like which the Employee solely or jointly with others, makes, conceives or contributes to during his activities under this Agreement (collectively the “Work Results”) belong exclusively to the Employer, regardless of whether or not they are protected under applicable laws and regulations. To the extent the rights in any Work Results do not already vest in the Employer by virtue of art. 332 para. 1 of the Swiss Code of Obligations or art. 17 of the Swiss Copyright Act, the Employee hereby assigns and transfers any and all rights to and in connection with the Work Results to the Employer. The Employer is free to exploit, change, modify and use the Work Results at its own discretion without referring to the Employee as the creator or author of the Work Results. Subject only to art. 332 para. 4 CO, the Employee is not entitled to any additional remuneration for the Work Results and the assignment of his rights therein.

During and after the term of his employment, if reasonably required, the Employee will support the Employer in the process of patenting inventions or registering other intellectual property rights in the Work Results.

10	Termination of Employment

10.1	In General

This Agreement may be terminated by either Party subject to a notice period of six months as of the end of a calendar month. The termination notice shall be in writing.

10.2	Termination for Other than Cause

If the Company terminates the employment for any reason other than Cause (except for death or Disability; as defined in the Appendix I) or the Employee resigns for Good Reason, and if such termination is not in connection with or does not occur three (3) months prior to, on or within twelve (12) months following a change in control, the Employee is entitled to receive the Accrued Benefits (as defined in the Appendix I), and, subject to Employee’s compliance with Section 10.6 below, the Employee shall be eligible to receive the following: (i) after the execution and delivery of the release of claims referenced below and the expiration of any revocation period without the release being revoked (the “Release Effective Date”), nine (9) month’s base salary then in effect, less standard deductions and payable in installments in accordance with the Company’s then regular pay policies commencing on the 60th day following the termination of the employment, provided, that the first payment shall include any amounts for the period from the date of termination to the 60th day; and (ii) the Company shall pay to Employee a monthly payment to cover the Employer portion of his health insurance premiums on a monthly basis until the earlier of (x) nine (9) months following the effective termination date, or (y) the date upon which the Employee commences full-time employment (or employment that provides the Employee with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. All equity awards then held by the Employee will be governed in accordance with their terms.

10.3	Termination for Other than Cause following a Change in Control

If the Company terminates the employment for any reason other than Cause (except for death or Disability) or the Employee resigns for Good Reason, and if such termination is in connection with or occurs three (3) months prior to, on or within twelve (12) months following a Change in Control, the Employee shall be entitled to receive the Accrued Benefits, and, subject to Employee’s compliance with Section 10.6 below, the Employee shall be eligible to receive the following: (i) after the Release Effective Date, an amount equal to twelve (12) months of base salary then in effect and 100% of his target bonus for the year the employment terminates, in each case, less standard deductions and payable in a single lump sum on the 60th day following the termination of your employment; (ii) the Company shall pay to Employee a monthly payment to cover the Employer portion of his health insurance premiums on a monthly basis until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which the Employee commences full-time employment (or employment that provides the Employee with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company; and (iii) full vesting of all outstanding equity awards.

10.4	Termination for Cause

If the Company terminates the employment for Cause, at any time, then the Employee will receive no additional compensation.

10.5	Termination for Death or Disability

If the employment terminates because of Employee’s death or Disability, then he or his descendants, respectively, will receive the Accrued Benefits and no other amounts.

10.6	Release

Eligibility for receipt of the items in Sections 10.2 or 10.3 (other than the Accrued Benefits) shall be conditioned on Employee (i) returning to the Company promptly upon the termination of the employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking a release of any and all claims, in a form acceptable to the Company (which release shall be provided to you by the Company within 7 days of your employment termination date), provided, that such release shall contain the following provisions in substantially the following form:

(i)        For a period of one year following such termination of employment, the Employee agree that he shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire any such employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee. This paragraph shall not be violated by (1) general advertising or solicitation not specifically targeted at Company-related persons or entities or (2) you serving as a reference, upon request, for any employee of the Company, other than such a reference to a company with whom you are then affiliated; and

(ii)       The Employee agree that, he shall not, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage or defame the goodwill or reputation of the Company or its directors, officers, stockholders, agents and/or employees. Nothing herein shall prohibit the Employee (1) from disclosing that he is no longer employed by the Company, (2) from responding truthfully to any governmental investigation or inquiry by a governmental entity or any other law, subpoena, court order or other compulsory legal process or (3) from rebutting in good faith statements made by the Company that are untrue or misleading.

10.7	Garden Leave

The Employer has the right to release the Employee from work for the whole or part of the notice period (garden leave). With the initiation of garden leave, all entitlements to any lump-sum expense allowance, if any, will end. Furthermore, all untaken vacation entitlements, if any, will be considered as duly compensated in case of garden leave. In case of garden leave, the Employee shall make efforts to find a new employment or to take up a new self-employment respectively. The Employee shall inform the Employer of a new employment or self-employment immediately. The respective income derived from such employment will be set-off against the Employer’s payment obligations.

11	Return of Items and Documents

Upon the Employer’s first request, but at the latest at the end of the employment or the start of the garden leave, the Employee shall return to the Employer all (physical and electronic) items, documents, correspondence, drafts and notes concerning the Employer and/or the Group. There is no right of retention. The Employee is not entitled to keep copies. Where copies cannot be returned for technical reasons (for instance digital copies, data carriers or similar), they must be permanently deleted and the permanent deletion shall be confirmed by the Employee in writing.

12	Confidentiality

During the employment as well as thereafter, the Employee shall keep this Agreement and its content as well as all business affairs, documents and information of (and about) the Employer and the Group, in particular trade and business secrets, strictly confidential. The Employee is not permitted to use such information for any purpose other than the proper fulfilment of this Agreement (prohibition to exploit).

13	Regulations

The Employer’s regulations in their respective applicable version (as amended from time to time) are directives within the meaning of article 321d of the Swiss Code of Obligations and the Employee is obliged to comply with them.

14	Miscellaneous

This Agreement (including the documents it refers to) constitutes the entire understanding between the Parties relating to the employment relationship and replaces the former employment agreement between the Parties dated 14 June 2024; there are no oral or other ancillary agreements. Changes and amendments to this Agreement (including this sec. 14) are only valid in writing.

The Employee accepts that the Employer may store, transfer, process and delete all data relating to the Employee and that the Employer has the right to transfer any data relating to the Employee to other Group Companies within Switzerland and abroad.

15	Governing Law and Jurisdiction

This Agreement shall be governed by the substantive laws of Switzerland (excluding its rules on conflict of laws). Venue for any dispute arising from this Agreement shall be the courts according to article 34 of the Swiss Civil Procedural Code.

Signatures on next page

This Agreement is made on the date set forth on the cover page of this Agreement.

The Employer:

/s/ Joseph Farmer
Joseph Farmer

The Employee:

/s/ Orlando Oliveira
Orlando Oliveira

Appendix I

Termination of Employment

For the purposes of the Termination of Employment section as part of the Underlying Employment Agreement between the Parties, the following capitalized terms shall have the meanings set forth below:

•	“Accrued Benefits” shall mean: (i) any unpaid base salary for services rendered prior to the date of termination or resignation; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any un-reimbursed business expenses incurred as of the date of termination or resignation in accordance with the Company’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the effective resignation or termination date; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter agreement.

•	“Cause” shall mean (i) willful misconduct or gross negligence as to a material matter in connection with your duties; (ii) any act constituting material dishonesty or fraud with respect to the Company; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) material violation of any written Company policy made available to you; (v) failure to (A) perform your duties in all material respects or (B) follow a clear, lawful and reasonable directive of the Board; or (vi) material breach of a fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the business; provided, that in no event shall your employment be terminated for Cause unless (A) an event or circumstance set forth in clauses (i) through (vi) has occurred and the Company provides you with written notice after the Company has knowledge of the occurrence of existence of such event or circumstance, which notice reasonably identifies the event or circumstance that the Company believes constitutes Cause and (B) with respect to the events and circumstances set forth in clauses (iv) and (v) only, you fail to substantially cure to the satisfaction of the Company the event or circumstance so identified within 30 days of the receipt of such notice; and, provided further, that clauses (iv) and (v) shall not apply following a change in control.

•	“Disability” shall mean your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of an earlier absence because of mental or physical incapacity you incur a “separation from service” within the meaning of such term under Code Section 409A you shall on such date automatically be terminated from employment as a Disability termination.

•	“Good Reason” shall mean: (i) the assignment to you of any duties or responsibilities which result in the material diminution of your position (other than temporarily while physically or mentally incapacitated or as required by applicable law); (ii) a reduction by the Company in your annual base salary or target bonus percentage without your consent; (iii) relocation of the Company’s Boston metropolitan area office or Zug, Switzerland area office, as applicable, to another location by more than 30 miles; or (iv) material breach by the Company of the terms of this letter agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and the Company shall have 30 days following receipt of such notice to cure such circumstances in all material respects, and, to the extent not cured, you shall have resigned for Good Reason not later than the 180th day following the first occurrence of any Good Reason event (or to the extent it recurs, after the first occurrence of such recurrence).

•	“Change in Control” shall mean: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Change in Control involves a tender offer that is reasonably expected to be followed by a merger described in clause (i), the Change in Control will be deemed to have occurred upon consummation of the tender offer. Notwithstanding the foregoing, the following transactions shall not constitute a Change in Control: (A) if its purpose is to change the jurisdiction of the Company’s incorporation, (B) if its purpose is to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) if its purpose is to obtain funding for the Company in an equity financing that is approved by the Board.